Exhibit 99.1

News Release

Contacts:	Media Manny Goncalves +1 973 809 1114 manuel.goncalves@bnymellon.com	Analysts Magda Palczynska +1 212 635 8529 magda.palczynska@bnymellon.com

Ralph Izzo Elected to the Board of Directors of BNY Mellon

NEW YORK, August 11, 2020 — The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE: BK) announced today that its Board of Directors has elected Ralph Izzo, Chairman, President and CEO of Public Service Enterprise Group Incorporated (“PSEG”), as an independent director, effective August 10, 2020. With the addition of Mr. Izzo, BNY Mellon’s Board of Directors will have 11 directors, 10 of whom are independent. Mr. Izzo will serve on the Audit and Corporate Governance, Nominating and Social Responsibility Committees of BNY Mellon’s Board.

“We are thrilled to welcome Ralph to our Board,” said Todd Gibbons, CEO of BNY Mellon. “With wide-ranging expertise, from strategic planning, to finance and risk management, he will bring a variety of valuable insights.”

“Ralph’s extensive chief executive experience at a complex, publicly traded company, as well as his operations experience in a highly regulated industry, will complement and enhance the diverse experiences and backgrounds of the other members of our Board,” added Joseph Echevarria, Chairman of the Board.

Mr. Izzo, 62, has served as Chairman and Chief Executive Officer of PSEG, a publicly traded diversified energy holding company, since April 2007. He has been the company’s president and a member of the board of directors of PSEG since October 2006. Previously, Mr. Izzo was president and chief operating officer of Public Service Electric and Gas Company (PSE&G), an operating subsidiary of PSEG. Since joining PSE&G in 1992, Mr. Izzo has held several executive positions within the PSEG family of companies.

In addition to his current public company board service, Mr. Izzo is the chair of the Nuclear Energy Institute (NEI) and a member of the U.S. Department of Energy’s Fusion Energy Sciences Advisory Committee. He is also on the board of directors for the Edison Electric Institute (EEI), Nuclear Electric Insurance Limited (NEIL), the New Jersey Chamber of Commerce, and the New Jersey Performing Arts Center. Mr. Izzo is on the advisory board for the University of Pennsylvania’s School of Engineering and Applied Sciences Mechanical Engineering and Applied Mechanics Department, a member of the Board of Trustees of the Peddie School and Princeton University’s Andlinger Center for Energy and the Environment Advisory Council, as well as a member of the Visiting Committee for the Department of Nuclear Engineering at Massachusetts Institute of Technology, the Columbia University School of Engineering Board of Visitors and of the CEO Action for Diversity and Inclusion. In addition, he is a former chair of the Rutgers University Board of Governors and the New Jersey Chamber of Commerce.

Mr. Izzo received his Bachelor of Science and Master of Science degrees in mechanical engineering and his Doctor of Philosophy degree in applied physics from Columbia University. He also received a Master of Business Administration degree, with a concentration in finance, from the Rutgers Graduate School of Management.

ABOUT BNY MELLON

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment and wealth management and investment services in 35 countries. As of June 30, 2020, BNY Mellon had $37.3 trillion in assets under custody and/or administration, and $2.0 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.

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